EXHIBIT 10.2

                          TERMS OF REPURCHASE AGREEMENT


TERM:               3 Years


AMOUNT:             $300 Million


AMORTIZATION:       30 year straight  line. May convert to 20 year straight line if commercial debt obligation (CDO) is not successfully completed within agreed upon time frame.


USE OF
PROCEEDS:           Pay off existing indebtedness.


DESCRIPTION OF
REPURCHASE
ASSETS:             Assets known as CBO-1, CBO-2, Nomura 98-D6 unrated.


PRICING RATE:       A per annum rate of One Month U.S.  Dollar LIBOR + 350 basis points. May be increased to + 450 basis points if CDO not successfully completed within agreed upon time frame.


COMMITMENT FEE:     Up to 0.50% ( 50 basis  points)  payable at  closing  or, in certain limited circumstances, after waiver of due diligence contingency.


MAINTENANCE
MARGIN:             Permitted  to  reasonable   satisfaction   of  Investor  and
                    Company.


CDO
ENGAGEMENT:         Company  shall  execute  an  engagement   letter  with  Bear
                    Stearns, on Bear Stearns' customary terms and conditions, pursuant to which Bear Stearns shall have the exclusive right to structure and sell a CDO.


ADDITIONAL
REPURCHASE
TRANSACTIONS:       In addition to the initial  transaction,  Bear  Stearns,  in
                    good  faith,   may  enter  into  one  or  more   uncommitted
                    repurchase agreements with Company in the aggregate not to exceed $200 million on terms that are agreed upon by the parties.


EVENTS OF
DEFAULT:            Usual and customary for transactions of this type.


ADDITIONAL
REQUIREMENTS:       Completion of Due Diligence by December 4, 2002.


LEGAL FEES
AND
EXPENSES:           Permitted.